Exhibit 99.2

Investor Contact
David Tucker:	281-406-2370

Media Contact
Marianne Gooch:	281-406-2212
PARKER DRILLING ANNOUNCES JOINT VENTURE AND NEW
CONTRACTS IN SAUDI ARABIA
Houston, February 15, 2006 — Parker Drilling Company (NYSE: PKD) (“Parker”) and Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited (“Al-Rushaid”) announced today the formation of a joint venture company which will perform four drilling contracts, each with a term of three years with a one year option, awarded by Saudi Aramco. The joint venture, Al-Rushaid Parker Drilling LLC, is a Saudi Arabian limited liability company in which Parker and Al-Rushaid will each own a 50% interest. These contracts represent Parker’s first entry into the Saudi Arabian land drilling market.
     Al-Rushaid Parker Drilling LLC, will utilize new build rigs to perform the contracts, with the first rig scheduled to arrive on location in Saudi Arabia in the third quarter of 2006, and the three remaining rigs to be delivered in the fourth quarter of 2006. Al-Rushaid Parker Drilling LLC has obtained asset-based financing to fund a substantial portion of the acquisition costs of the four new land rigs, with the balance of the acquisition cost, estimated at $20 million, funded equally by capital contributions of the joint venture partners.
     “This project is in line with our stated objective of seeking new growth opportunities in targeted markets with acceptable rates of return,” said Robert L. Parker, Jr., president and chief executive officer of Parker Drilling. “Although the financial impact to Parker should be minimal during initial years of the project, this market offers excellent opportunities for sustained growth for many years to come.”
     Abdullah Rasheed Al-Rushaid Company for Drilling Oil and Gas Limited is a subsidiary of Al-Rushaid Investment Company, which is a large well-diversified group with major operations in the oil and gas industry in Saudi Arabia.
     Parker Drilling is a Houston-based, global energy company specializing in offshore drilling and workover services in the Gulf of Mexico and international land and offshore markets. Parker also owns Quail Tools, a provider of premium industry rental tools. Parker Drilling employs approximately 3,000 people worldwide and has 47 marketed rigs.
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This release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including statements about growth opportunities in Saudi Arabia, rates of return, financing commitments, capital expenditures, the performance of new drilling contracts by the joint venture company, delivery dates for the new rigs to be utilized in Saudi Arabia and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a more detailed discussion of risk factors, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2004. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.